                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


                          INFORMATION TO BE INCLUDED IN
                          STATEMENTS FILED PURSUANT TO
                         RULES 13d-1(b) (c), AND (d) AND
                            AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 2)(1)

                                Zamba Corporation
        -----------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
            --------------------------------------------------------
                         (Title of Class of Securities)

                                   988881 10 8
            --------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

              Check the appropriate box to designate rule pursuant
                        to which this Schedule is filed:
                     / /       Rule 13d-1(b)
                     /X/       Rule 13d-1(c)
                     / /       Rule 13d-1(d)






--------------------------

--------------------------


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. 988881 10 8                                         Page 2 of 5 Pages

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Joseph Ball Costello

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  / /
                                                                 (b)  / /

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

                                 5.        SOLE VOTING POWER

           NUMBER OF                                2,432,400

            SHARES               6.        SHARED VOTING POWER

         BENEFICIALLY                               0

         OWNED BY EACH           7.        SOLE DISPOSITIVE POWER

       REPORTING PERSON                             2,432,400

             WITH                8.        SHARED DISPOSITIVE POWER

                                                   0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,432,300

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                                                      / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.5%

12.      TYPE OF REPORTING PERSON*

                  IN

ITEM 1(a).           NAME OF ISSUER:

--------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                              Page 3 of 5 Pages

                              Zamba Corporation

ITEM 1(b).           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                              3033 Excelsior Blvd.
                              Minneapolis, Minnesota 55416

ITEM 2(a).           NAME OF PERSON FILING:

                              See Item 1 on cover page.

ITEM 2(b).           ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                     RESIDENCE:

                              c/o Zamba Corporation
                              3033 Excelsior Blvd.
                              Minneapolis, Minnesota  55416

ITEM 2(c).           CITIZENSHIP:

                              See Item 4 on cover page.

ITEM 2(d).           TITLE OF CLASS OF SECURITIES:

                              Common Stock, $.01 par value per share.

ITEM 2(e).           CUSIP NUMBER:

                              See cover page.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                             (a) \ \ Broker or dealer registered under Section 15 of the Exchange Act.
                             (b) \ \ Bank as defined in Section 3(a)(6) of the Exchange Act.
                             (c) \ \ Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                             (d) \ \  Investment company registered under
                                      Section 8 of the Investment Company Act.
                             (e) \ \ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                             (f) \ \ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)
                                      (ii)(F);
                             (g) \ \ A parent holding company or control person in accordance with Rule
                                      13d-1(b)(ii)(G);
                             (h) \ \  A savings association as defined in
                                      Section 3(b) of the Federal Deposit
                                      Insurance Act;
                             (i) \ \ A church plan that is excluded from the
                                      definition of an investment company under
                                      Section 3(c)(14) of the Investment Company
                                      Act;
                             (j) \ \  Group, in accordance with Rule 13d-1(b)
                                      (1)(ii)(J).

                     If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.              OWNERSHIP.

                              Provide the following information regarding the
                     aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                             (a)      Amount beneficially owned:

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                                                              Page 4 of 5 Pages

                                               2,432,400
                     -----------------------------------------------------------

                             (b)      Percent of class:

                                               7.5%
                     -----------------------------------------------------------

                             (c)      Number of shares as to which such person has:

                                      (i)      Sole power to vote or to direct the vote           2,432,400
                                                                                       --------------------

                                      (ii)     Shared power to vote or to direct the vote    0
                                                                                         ----------

                                      (iii)    Sole power to dispose or to direct the disposition of  2,432,400
                                                                                                      ---------

                                      (iv)     Shared power to dispose or to direct the disposition of    0
                                                                                                      ---------

ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                              Not applicable.

ITEM 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                              Not applicable.

ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                              Not applicable.

ITEM 9.              NOTICE OF DISSOLUTION OF GROUP.

                              Not applicable.

ITEM 10.             CERTIFICATIONS.

                              By signing below I certify that, to the best of my
                     knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                              Page 5 of 5 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                    /s/ Joseph Ball Costello
                                    --------------------------------------------
                                    Joseph Ball Costello